Exhibit 99.1

NEXSTAR MEDIA GROUP THIRD QUARTER NET REVENUE RISES 122% TO A RECORD $611.9 MILLION

Net Revenue Growth Drives Record 3Q Operating Income of $129.1 Million and Net Income of $42.1 Million

Record BCF of $211.5 Million, Adjusted EBITDA of $191.6 Million and

Free Cash Flow of $119.6 Million, Inclusive of One-Time Transaction Expenses

Repurchases 0.7 Million Shares During Third Quarter

IRVING, Texas – November 6, 2017 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported record financial results for the third quarter ended September 30, 2017 as summarized below.

Summary 2017 Third Quarter Highlights

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2017	2016	Change	2017	2016	Change
Local Revenue	$224,026	$94,878	+136.1%	$664,436	$286,253	+132.1%
National Revenue	$89,568	$36,522	+145.2%	$258,342	$107,849	+139.5%
Core Advertising Revenue	$313,594	$131,400	+138.7%	$922,778	$394,102	+134.1%

Political Revenue	$8,425	$25,500	(67.0)%	$16,876	$48,511	(65.2)%
Retransmission Fee Revenue	$257,517	$98,267	+162.1%	$742,511	$293,717	+152.8%
Digital Revenue	$56,180	$28,621	+96.3%	$166,868	$76,011	+119.5%
Other	$4,334	$1,480	+192.8%	$13,067	$4,540	+187.8%
Trade and Barter Revenue	$13,901	$11,595	+19.9%	$39,704	$34,756	+14.2%
Gross Revenue	$653,951	$296,863	+120.3%	$1,901,804	$851,637	+123.3%
Less: Agency Commission	$42,081	$21,204	+98.5%	$123,502	$58,326	+111.7%
Net Revenue	$611,870	$275,659	+122.0%	$1,778,302	$793,311	+124.2%

Gross Revenue Excluding Political	$645,526	$271,363	+137.9%	$1,884,928	$803,126	+134.7%

Income from Operations	$129,072	$72,897	+77.1%	$377,908	$194,833	+94.0%

Net income	$42,072	$25,616	+64.2%	$95,471	$72,689	+31.3%

Broadcast Cash Flow(1)	$211,532	$109,949	+92.4%	$626,681	$311,259	+101.3%
Broadcast Cash Flow Margin(2)	34.6%	39.9%		35.2%	39.2%

Adjusted EBITDA Before One-Time Transaction Expenses(1)	$194,431	$99,167	+96.1%	$574,461	$278,254	+106.5%

Adjusted EBITDA(1)	$191,623	$98,236	+95.1%	$517,615	$270,708	+91.2%
Adjusted EBITDA Margin(2)	31.3%	35.6%		29.1%	34.1%

Free Cash Flow Before One-Time Transaction Expenses(1)	$122,448	$59,470	+105.9%	$370,442	$166,933	+121.9%

Free Cash Flow(1)	$119,640	$58,539	+104.4%	$313,596	$159,387	+96.8%

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 11/6/17

On January 17, 2017, Nexstar completed its acquisition of Media General, Inc. and also closed on the divestitures of 13 television stations.  All actual results presented herein reflect the impact of previously disclosed one-time merger and acquisition expenses of $2.8 million and $56.8 million incurred in the three and nine months ended September 30, 2017, respectively. The actual results presented herein for the three months ended September 30, 2017 reflect the Company’s legacy Nexstar broadcasting and digital operations (net of the six Nexstar station divestitures) and results from the Media General stations (net of the seven Media General station divestitures) and digital assets.  The comparable three month period ended September 30, 2016 reflects the Company’s legacy Nexstar broadcasting and digital operations inclusive of the six Nexstar stations which were divested simultaneous with the closing of the Media General transaction.

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc. commented, “Nexstar again generated record quarterly results and exceeded consensus expectations as our expanded scale and the ongoing diversification of our revenue streams, combined with operating and cost management disciplines, offset the cyclical $17 million year-to-year decline in political and non-recurring revenue on our NBC stations related to 2016 summer Olympics. Our record third quarter results highlight our success in integrating the Media General broadcasting and digital media properties into our platform while extracting anticipated revenue and cost synergies and capitalizing on the many growth opportunities throughout our portfolio. Reflecting the benefits of scale and the strong operating leverage in our business model, Nexstar’s record third quarter revenue drove operating income and net income growth of 77.1% and 64.2%, respectively, resulting in 92.4% growth in third quarter BCF, a 96.1% increase in adjusted EBITDA and a 105.9% rise in free cash flow (excluding transaction expenses), and we brought about 20% of every net revenue dollar to the free cash flow line. Importantly, year-to-date operating results and fourth quarter trends continue to pace consistent with our forecasts and as Nexstar prepares for what are expected to be record levels of revenue and net income with the return political advertising in 2018, we reiterate our projected pro-forma free cash flow guidance of approximately $574 million during the 2017/2018 cycle, which will mark the Company’s sixth and seventh consecutive years of record financial results and free cash flow.

“Our ongoing financial and operating momentum, enabled us to take further action in the third quarter to enhance shareholder value through our return of capital and leverage reduction initiatives which in total amounted to approximately $100 million.  During the quarter, we allocated $40.7 million of cash from operations to repurchase approximately 687,000 Nexstar shares at an average purchase price of $59.2 per share, reducing our basic share count to 45.6 million and year-to-date we have allocated approximately $99 million of cash from operations to share repurchases.  We also paid our nineteenth consecutive quarterly cash dividend and reduced our term loan borrowings by $45.5 million, and we’ve made additional pre-payments in the fourth quarter to-date.

“Contributions from our second full quarter of operations including the Media General assets combined with continued strength of Nexstar’s legacy operations offset non-recurring Olympic revenue and the 67.0% year-over-year decline in third quarter political advertising.  Third quarter core television ad revenue increased 138.7%, while retransmission fee revenue and digital media revenue rose 162.1% and 96.3%, respectively.  The continued shift of our revenue mix reflects our long-term initiatives to build scale and diversify revenue through our focus on high growth retransmission and digital opportunities. Of note, the $257.5 million in retransmission fee revenue reached the highest ever quarterly level in the Company's history. Reflecting transaction-related growth and our success in managing the political ad revenue opportunity during odd-year cycles, we reported third quarter political revenue of approximately $8.4 million marking a 229% rise over the comparable 2015 period. Excluding political, gross revenue grew 137.9% in the third quarter compared to the prior year.

Nexstar Media Group, 11/6/17

“In line with Nexstar’s unwavering commitment to localism, innovation and growth, we continued to successfully transition our traditional television broadcasting operating model into a diversified platform with multiple high margin revenue streams.  In this regard, combined third quarter digital media and retransmission fee revenue of $313.7 million rose 147.2% over the prior year period and accounted for 51.3% of net revenue, illustrating the positive ongoing revenue mix shift from 2016 third quarter levels when these operations accounted for 46.0% of net revenue.  The year-over-year increase in third quarter non-television ad revenue reflects new distribution agreements reached in late 2016 with multichannel video programming distributors covering approximately 10 million subscribers, Media General revenue synergies related to the after acquired clauses in our retransmission consent contracts, and our expanded, profitable digital operations.

“The rise in third quarter station direct operating expenses (net of trade expense) and SG&A expense primarily reflects the operation of acquired stations and digital assets and increases in network affiliation expense.  Third quarter corporate expense before non-cash compensation expense and costs related to the Media General transaction and certain divestitures was in line with our expectations.

“Local broadcast television remains the most powerful place to be within the media and advertising ecosphere and our strong local platforms command the greatest share of audience reach within a market.  The enduring value of Nexstar’s unique, locally-produced news programming and content married with marquee national network content and access to new and emerging digital distribution platforms is an unbeatable value proposition in the markets we serve. During the quarter the company reached agreement with CBS for participating in OTT offerings with the network.  Nexstar now has reached mutually satisfactory agreements with three of the big four networks for participation in OTT services.”

“Looking forward, with the operating momentum across our business and significant and growing net income and free cash flow, Nexstar will continue to take a range of actions to enhance shareholder value including our return of capital initiatives, leverage reduction and pursuing opportunistic, accretive tuck-in acquisitions. We also remain extremely well positioned for continued significant financial growth in 2018 given key factors including the Winter Olympics, Super Bowl on NBC, heavily contested mid-term elections and new OTT agreements. As always, we remain focused on actively managing our capital structure to provide the financial flexibility to support our near- and long-term growth and we continue to expect Nexstar’s net leverage, absent additional strategic activity, to be in the high 4x range at the end of 2017 before declining to the mid 3x range by the end of 2018.”

The consolidated debt of Nexstar, its wholly owned subsidiaries and its variable interest entities (“VIEs”) (collectively, the “Company”) at September 30, 2017, was $4,390.1 million including senior secured debt of $2,822.5 million. The Company’s total net leverage ratio at September 30, 2017 was 4.67x and the first lien net leverage ratio at September 30, 2017 was 2.95x compared to the maximum covenant of 4.5x.

Nexstar Media Group, 11/6/17

The table below summarizes the Company’s debt obligations (net of financing costs and discounts):

($ in millions)	9/30/2017	12/31/2016
Revolving Credit Facilities	$3.0	$2.0
First Lien Term Loans	$2,819.5	$662.2
6.875% Senior Unsecured Notes	$-	$520.7
6.125% Senior Unsecured Notes	$272.9	$272.6
5.875% Senior Unsecured Notes	$408.6	$-
5.625% Senior Unsecured Notes	$886.1	$884.9
Total Debt	$4,390.1	$2,342.4

Cash on Hand	$135.8	$87.7

Share Repurchase Program

In the third quarter of 2017, Nexstar repurchased a total of approximately 687,000 shares of its Class A common stock at an average purchase price of $59.2 for a total cost of $40.7 million. In the year-to-date period ended September 30, 2017 the Company has repurchased a total of 1,689,000 shares of its Class A common stock at an average purchase price of approximately $58.59 per share for a total cost of $99.0 million. All share repurchases in the second and third quarters of 2017 were funded from cash flow from operations. Reflecting the shares repurchased in the nine-months ended September 30, 2017, Nexstar has approximately 45.6 million shares of Class A common stock outstanding (the only class of shares outstanding) and has approximately $52.4 million available under its expanded share repurchase authorization.

Third Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/457-2607, conference ID 4916059 (domestic and international callers).  Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as net income, plus interest expense (net) loss on extinguishment of debt, income tax expense (benefit), other (expense) income, corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, non-cash representation contract termination fee, change in the fair value of contingent consideration and goodwill impairment, minus broadcast rights payments. We consider broadcast cash flow to be an indicator of our assets’ operating performance. We also believe that broadcast cash flow and multiples of broadcast cash flow are useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses. We consider Adjusted EBITDA to be an indicator of our station assets’ operating performance and a measure of our ability to service debt. It is also used by management for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Nexstar Media Group, 11/6/17

Free cash flow is calculated as net income, plus interest expense, net, loss on extinguishment of debt, income tax expense (benefit), other (expense) income, depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, non-cash compensation expense, non-cash representation contract termination fee, change in the fair value of contingent consideration and goodwill impairment, less payments for broadcast rights, cash interest expense, capital expenditures, proceeds of disposals from property and equipment, and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance for the 2017/2018 cycle, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of non-cash compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 170 television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which

Nexstar Media Group, 11/6/17

speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the SEC.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

-tables follow-

Nexstar Media Group, 11/6/17

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net revenue	$611,870	$275,659	$1,778,302	$793,311

Operating expenses:
Corporate expenses	19,909	11,713	109,066	40,551
Direct operating expenses, net of trade	253,914	98,168	718,854	276,139
Selling, general and administrative expenses, excluding corporate	117,399	51,889	346,829	156,988
Trade and barter expense	14,509	11,392	41,064	34,648
Depreciation	25,979	12,877	74,497	38,174
Amortization of intangible assets	33,986	11,505	120,701	34,903
Amortization of broadcast rights, excluding barter	17,102	5,218	47,099	17,075
Gain on disposal of stations, net	-	-	(57,716)	-
Total operating expenses	482,798	202,762	1,400,394	598,478
Income from operations	129,072	72,897	377,908	194,833
Interest expense, net	(53,605)	(29,622)	(188,527)	(70,853)
Loss on debt extinguishment	(1,221)	-	(34,348)	-
Other expenses	(161)	(126)	(1,168)	(409)
Income before income taxes	74,085	43,149	153,865	123,571
Income tax expense	(32,013)	(17,533)	(58,394)	(50,882)
Net income	42,072	25,616	95,471	72,689
Net loss (income) attributable to noncontrolling interests	4,403	(817)	1,045	(1,634)
Net income attributable to Nexstar	$46,475	$24,799	$96,516	$71,055

Basic net income per common share attributable to Nexstar	$1.01	$0.81	$2.11	$2.32
Basic weighted average number of common shares outstanding	46,107	30,695	45,753	30,678

Diluted net income per common share attributable to Nexstar	$0.98	$0.78	$2.05	$2.25
Diluted weighted average number of common shares outstanding	47,452	31,698	47,029	31,619

-tables follow-

Nexstar Media Group, 11/6/17

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

UNAUDITED (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Broadcast Cash Flow and Adjusted EBITDA:	2017	2016	2017	2016

Net income	$42,072	$25,616	$95,471	$72,689

Add:
Interest expense, net	53,605	29,622	188,527	70,853
Loss on extinguishment of debt	1,221	-	34,348	-
Income tax expense	32,013	17,533	58,394	50,882
Depreciation	25,979	12,877	74,497	38,174
Amortization of intangible assets	33,986	11,505	120,701	34,903
Amortization of broadcast rights, excluding barter	17,102	5,218	47,099	17,075
Loss (gain) on asset disposal, net	2,375	(249)	(56,220)	(518)
Corporate expenses	19,909	11,713	109,066	40,551
Change in the fair value of contingent consideration	-	1,392	-	3,483
Other	161	126	1,168	409

Less:
Payments for broadcast rights	16,891	5,404	46,370	17,242

Broadcast cash flow	211,532	109,949	626,681	311,259
Margin %	34.6%	39.9%	35.2%	39.2%

Less:
Corporate expenses, excluding one-time transaction expenses	17,101	10,782	52,220	33,005

Adjusted EBITDA before one-time transaction expenses	194,431	99,167	574,461	278,254
Margin %	31.8%	36.0%	32.3%	35.1%

Less:
Corporate one-time transaction expenses	2,808	931	56,846	7,546

Adjusted EBITDA	$191,623	$98,236	$517,615	$270,708
Margin %	31.3%	35.6%	29.1%	34.1%

Nexstar Media Group, 11/6/17

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

UNAUDITED (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Free Cash Flow:	2017	2016	2017	2016

Net income	$42,072	$25,616	$95,471	$72,689

Add:
Interest expense, net	53,605	29,622	188,527	70,853
Loss on extinguishment of debt	1,221	-	34,348	-
Income tax expense	32,013	17,533	58,394	50,882
Depreciation	25,979	12,877	74,497	38,174
Amortization of intangible assets	33,986	11,505	120,701	34,903
Amortization of broadcast rights, excluding barter	17,102	5,218	47,099	17,075
Loss (gain) on asset disposal, net	2,375	(249)	(56,220)	(518)
Non-cash compensation expense	6,203	2,913	17,512	9,002
Change in the fair value of contingent consideration	-	1,392	-	3,483
Corporate one-time transaction expenses	2,808	931	56,846	7,546
Other	161	126	1,168	409

Less:
Payments for broadcast rights	16,891	5,404	46,370	17,242
Cash interest expense(1)	50,954	28,530	161,144	67,861
Capital expenditures	21,155	10,607	48,846	25,642
Proceeds from disposals of property and equipment	(1,874)	(250)	(16,449)	(585)
Operating cash income taxes, net of refunds(2)	7,951	3,723	27,990	27,405

Free cash flow before one-time transaction expenses	122,448	59,470	370,442	166,933

Less:
Corporate one-time transaction expenses	2,808	931	56,846	7,546

Free cash flow	$119,640	$58,539	$313,596	$159,387

(1)	Excludes payments of $19.6 million in one-time fees during the nine months ended September 30, 2017 associated with the financing of the Company’s merger with Media General.
(2)

Excludes the payment of $47.4 million in taxes during the nine months ended September 30, 2017 related to tax liabilities resulting from various sale of stations and $145.9 million related to the proceeds received to relinquish the spectrum of certain stations.

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